                                                                     EXHIBIT 3.3

                            CERTIFICATE OF AMENDMENT
                                       OF
                          CERTIFICATE OF INCORPORATION

        RAYTEL MEDICAL CORPORATION, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify as follows:

1. At a meeting of the Board of Directors of said corporation on May 18, 2001, the following resolutions were duly adopted:

RESOLVED: That the Certificate of Incorporation of the Company shall be amended, effective as of 8:30 a.m. Eastern Daylight Time on Wednesday, May 23, 2001, to effect a one-for-three reverse stock split;

RESOLVED FURTHER: That to effect such one-for-three reverse stock split, paragraph (A) of Article IV of the Certificate of Incorporation of the Company shall be amended to read as follows:

               "(A) The Corporation is authorized to issue two classes of shares, designated as "Common Stock" and "Preferred Stock," respectively. The number of shares of Common Stock authorized to be issued is 20,000,000 shares, $.001 par value per share, and the number of shares of Preferred Stock authorized to be issued is 2,000,000 shares, $.001 par value per share. Upon the filing of this Certificate of Amendment of Certificate of Incorporation, each three issued and outstanding shares of the Corporation's Common Stock shall be converted into one share of Common Stock, with any resulting fractional share to be converted into the right to receive a cash payment in an amount equal to the value of such fractional share based on the closing price of such Common Stock on the Nasdaq SmallCap Market on May 23, 2001."

2. The foregoing amendment has been approved by the stockholders of the Corporation at a duly held meeting of stockholders.

3. Said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

        IN WITNESS WHEREOF, RAYTEL MEDICAL CORPORATION has caused this certificate to be signed by its Chairman and Chief Executive Officer this 21st day of May, 2001.


                                          RAYTEL MEDICAL CORPORATION



                                          By:__________________________________